Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of IMC Global Inc. and in the related prospectuses of our report, dated January 30, 2004, except for Notes 17 and 19, as to which the date is March 1, 2004, with respect to the consolidated financial statements, as amended, of IMC Global Inc. for the year ended December 31, 2003, included in this Form 10-K/A.

Commission File No.
Form S-3	Form S-8

333-27287	333-00189
333-40377	333-00439
333-70797	333-22079
333-22080
333-38423
333-40377
333-40781
333-40783
333-56911
333-59685
333-59687
333-70039
333-70041

We have audited the consolidated financial statements of IMC Global Inc. as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, and have issued our report thereon dated January 30, 2004, except for Notes 17 and 19, as to which the date is March 1, 2004, included in this Annual Report on Form 10-K/A of IMC Global Inc. for the year ended December 31, 2003. Our audits also included the financial statement schedule listed in Item 15(a) of this Form 10-K/A. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, as to which the date is January 30, 2004, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Chicago, Illinois

September 8, 2004